COMERICA REPORTS THIRD QUARTER 2015 NET INCOME OF $136 MILLION,
OR 74 CENTS PER SHARE

Average Loan Growth of $1.8 Billion, or 4 Percent, and
Average Deposit Growth of $4.0 Billion, or 7 Percent, Compared to Third Quarter 2014
Returned $96 Million to Shareholders Through Share Repurchases and Dividends
Credit Quality Remained Strong
DALLAS/October 16, 2015 -- Comerica Incorporated (NYSE: CMA) today reported third quarter 2015 net income of $136 million, compared to $135 million for the second quarter 2015 and $154 million for the third quarter 2014. Earnings per diluted share were 74 cents for third quarter 2015 compared to 73 cents for second quarter 2015 and 82 cents for third quarter 2014.

(dollar amounts in millions, except per share data)	3rd Qtr '15	2nd Qtr '15	3rd Qtr '14
Net interest income	$422	$421	$414
Provision for credit losses	26	47	5
Noninterest income (a)	264	261	215
Noninterest expenses (a) (b)	461	436	397	(c)
Provision for income taxes	63	64	73

Net income	136	135	154

Net income attributable to common shares	134	134	152

Diluted income per common share	0.74	0.73	0.82

Average diluted shares (in millions)	181	182	185

Basel III common equity Tier 1 capital ratio (d) (e)	10.58%	10.40%	n/a
Tier 1 common capital ratio (d) (f)	n/a	n/a	10.59%
Tangible common equity ratio (f)	9.91	9.92	9.94

(a)
Effective January 1, 2015, contractual changes to a card program resulted in a change to the accounting presentation of the related revenues and expenses. The effect of this change was increases of $48 million and $44 million to both noninterest income and noninterest expenses in both the third and second quarters of 2015, respectively.

(b)	Included net releases of litigation reserves of $3 million, $30 million and $2 million in the third quarter 2015, second quarter 2015 and third quarter 2014, respectively.

(c)
Reflected a net benefit of $8 million from certain third quarter 2014 actions, including a $32 million gain on the early redemption of debt, a $9 million contribution to the Comerica Charitable Foundation and other charges totaling $15 million.

(d)
Basel III capital rules (standardized approach) became effective for Comerica on January 1, 2015. The ratio reflects transitional treatment for certain regulatory deductions and adjustments. For further information, see "Balance Sheet and Capital Management". Capital ratios for prior periods are based on Basel I rules.

(e)	September 30, 2015 ratio is estimated.

(f)	See Reconciliation of Non-GAAP Financial Measures.
n/a - not applicable.

"Our third quarter results demonstrate the benefits of our geographic and business line diversity. ” said Ralph W. Babb, Jr., chairman and chief executive officer. "Average loans grew $1.8 billion, or 4 percent, and deposits were up $4.0 billion, or 7 percent, compared to a year ago.
"Net interest income remained stable compared to the second quarter and noninterest income increased $3 million, or 1 percent, including growth in card fees, an area of increased focus for us. We continued to tightly manage expenses in the third quarter, even while faced with rising technology and regulatory costs. Overall

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COMERICA REPORTS THIRD QUARTER 2015 NET INCOME OF $136 MILLION - 2

credit quality remained strong. As far as loans related to energy(a), we saw negative migration; however, as expected, net charge-offs continued to be low and nonaccruals increased a modest $7 million.
"Our capital position is solid,” said Babb. "Stock repurchases under our equity repurchase program, combined with dividends, returned $96 million to shareholders in the third quarter. Our Trusted Advisor approach to relationship banking continues to make a positive difference as we remain focused on the long term."
Third Quarter 2015 Compared to Second Quarter 2015

•
Average total loans increased $139 million to $49.0 billion, with increases in Technology and Life Sciences and Commercial Real Estate offset by decreases in Corporate Banking, general Middle Market and Energy. Period-end total loans decreased $799 million, to $48.9 billion, largely driven by seasonal decreases in Mortgage Banker Finance and general Middle Market.

•
Average total deposits increased $1.7 billion, or 3 percent, to $59.1 billion, primarily driven by a $1.3 billion increase in noninterest-bearing deposits. Average total deposits increased in almost all lines of business. Period-end total deposits increased $508 million to $58.8 billion.

•
Net interest income increased $1 million to $422 million compared to second quarter 2015. The benefits from one additional day in the quarter and increases in average earning assets were largely offset by an increase in interest expense on debt and lower loan yields.

•
The allowance for loan losses increased $4 million compared to June 30, 2015, primarily due to increases in reserves related to Technology and Life Sciences and energy exposure, partially offset by lower loan balances and improved credit quality in the remainder of the portfolio. Net charge-offs were $23 million, or 0.19 percent of average loans, in the third quarter 2015, compared to $18 million, or 0.15 percent, in the second quarter 2015. As a result, the provision for credit losses was $26 million for the third quarter 2015.

•	Noninterest income increased $3 million in the third quarter 2015, including a $3 million increase in card fees.

•
Noninterest expenses increased $25 million in the third quarter 2015, primarily reflecting a $3 million net release of litigation reserves in the third quarter 2015, compared to a net release of $30 million in the second quarter 2015.

•	Capital remained solid at September 30, 2015, as evidenced by an estimated common equity Tier 1 capital ratio of 10.58 percent and a tangible common equity ratio of 9.91 percent.

•	Comerica repurchased approximately 1.2 million shares of common stock under the equity repurchase program, which, together with dividends, returned $96 million to shareholders.
Third Quarter 2015 Compared to Third Quarter 2014

•	Average total loans increased $1.8 billion, or 4 percent, primarily reflecting increases in almost all lines of business, partially offset by a $400 million decrease in Corporate Banking.

•
Average total deposits increased $4.0 billion, or 7 percent, primarily driven by increases of $3.3 billion in noninterest-bearing deposits and $1.2 billion in money market and NOW deposits, partially offset by a decrease of $592 million in customer certificates of deposit. Average deposits increased in almost all lines of business and across all markets.

•	Net interest income increased $8 million, largely due to earning asset growth, partially offset by a $4 million increase in interest expense on debt.

•	The provision for credit losses increased $21 million, primarily due to increases in reserves related to Technology and Life Sciences and energy exposure.

•
Excluding the impact of a change to the accounting presentation for a card program, which increased both noninterest income and noninterest expenses by $48 million in the third quarter 2015, noninterest income increased $1 million.

•
Noninterest expenses increased $8 million, excluding the above-described change in accounting presentation for a card program and the net benefit of $8 million in the third quarter 2014 from certain cost-saving actions, primarily due to an increase in technology-related contract labor expenses and higher outside processing expenses related to revenue generating activities.

(a) Loans related to energy at September 30, 2015 included approximately $3.2 billion of outstanding loans in our Energy business line as well as approximately $615 million of loans in other lines of business to companies that have a sizable

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COMERICA REPORTS THIRD QUARTER 2015 NET INCOME OF $136 MILLION - 3

portion of their revenue related to energy or could be otherwise disproportionately negatively impacted by prolonged low oil and gas prices.
Net Interest Income

(dollar amounts in millions)	3rd Qtr '15	2nd Qtr '15	3rd Qtr '14
Net interest income	$422	$421	$414

Net interest margin	2.54%	2.65%	2.67%

Selected average balances:
Total earning assets	$66,191	$63,981	$61,672
Total loans	48,972	48,833	47,159
Total investment securities	10,232	9,936	9,388
Federal Reserve Bank deposits	6,710	4,968	4,877

Total deposits	59,140	57,398	55,163
Total noninterest-bearing deposits	28,623	27,365	25,275

•	Net interest income increased $1 million to $422 million in the third quarter 2015, compared to the second quarter 2015.

◦
Interest on loans increased $2 million, reflecting the impact of one additional day in the third quarter (+$4 million) and the benefit from an increase in average loan balances (+$1 million), partially offset by a decrease in yields (-$3 million). The decrease in loan yields primarily reflected the impact of growth in high quality, lower yielding loans as well as a decrease in fee income due to the summer slowdown, partially offset by the benefit from an increase in LIBOR and the favorable impact from higher yields on loans related to energy due to negative credit migration.

◦	Interest on investment securities and Federal Reserve Bank deposits each increased $1 million, primarily reflecting increased average balances.

◦	Interest expense on debt increased $3 million, primarily reflecting the impact of debt issued in June and July 2015.

•
The net interest margin of 2.54 percent decreased 11 basis points compared to the second quarter 2015, primarily due to the impact of the increase in Federal Reserve Bank deposit balances (-6 basis points), lower loan yields (-2 basis points) and the impact of increased debt (-2 basis points).

Noninterest Income
Noninterest income increased $3 million in the third quarter 2015, compared to $261 million for the second quarter 2015. The increase primarily reflected increases of $4 million in hedge ineffectiveness income, $3 million in card fees and $3 million in warrant-related income, partially offset by decreases of $5 million in deferred compensation asset returns and $4 million in investment banking income. The decrease in deferred compensation asset returns was offset by a decrease in deferred compensation plan expense in noninterest expenses.
Noninterest Expenses
Noninterest expenses increased $25 million in the third quarter 2015, compared to $436 million for the second quarter 2015, primarily reflecting a $3 million net release of litigation reserves in the third quarter 2015, compared to a net release of $30 million in the second quarter 2015, as well as increases of $2 million each in occupancy and software expense, partially offset by an $8 million decrease in salaries and benefits expense. The decrease in salaries and benefits expense primarily reflected a decrease in deferred compensation plan expense, lower share-based compensation expense as a result of forfeitures, and lower benefits expense, partially offset by an increase in technology-related contract labor expenses and the impact of one additional day in the quarter.
Credit Quality
“At 19 basis points, net charge-offs remain well below the historical normal level. Gross charge-offs declined slightly, while recoveries were down, primarily due to timing,” said Babb. “The provision for credit losses was $26 million and the allowance increased $4 million.  This reflects modestly higher reserves for both

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COMERICA REPORTS THIRD QUARTER 2015 NET INCOME OF $136 MILLION - 4

Technology and Life Sciences and loans related to energy. This marks the fourth consecutive quarter that  we have prudently increased our reserves for energy, a result of increasing criticized loans and sustained low energy prices. While negative credit migration is anticipated, any losses are expected to be manageable. We continue to feel comfortable with our energy portfolio.”

(dollar amounts in millions)	3rd Qtr '15	2nd Qtr '15	3rd Qtr '14
Loan charge-offs	$34	$35	$24
Loan recoveries	11	17	21
Net loan charge-offs	23	18	3
Net loan charge-offs/Average total loans	0.19%	0.15%	0.03%

Provision for credit losses	$26	$47	$5

Nonperforming loans (a)	369	361	346
Nonperforming assets (NPAs) (a)	381	370	357
NPAs/Total loans and foreclosed property	0.78%	0.74%	0.75%

Loans past due 90 days or more and still accruing	$5	$18	$13

Allowance for loan losses	622	618	592
Allowance for credit losses on lending-related commitments (b)	48	50	43
Total allowance for credit losses	670	668	635

Allowance for loan losses/Period-end total loans	1.27%	1.24%	1.24%
Allowance for loan losses/Nonperforming loans	169	171	171

(a)	Excludes loans acquired with credit impairment.

(b)	Included in "Accrued expenses and other liabilities" on the consolidated balance sheets.

•	Net charge-offs increased $5 million to $23 million, or 0.19 percent of average loans, in the third quarter 2015, compared to $18 million, or 0.15 percent, in the second quarter 2015.

•	During the third quarter 2015, $69 million of borrower relationships over $2 million were transferred to nonaccrual status, of which $25 million were loans related to energy.

•
Criticized loans increased $537 million to $2.9 billion at September 30, 2015, compared to $2.4 billion at June 30, 2015, reflecting an increase of approximately $480 million in criticized loans related to energy.

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COMERICA REPORTS THIRD QUARTER 2015 NET INCOME OF $136 MILLION - 5

Balance Sheet and Capital Management
Total assets and common shareholders' equity were $71.0 billion and $7.6 billion, respectively, at September 30, 2015, compared to $69.9 billion and $7.5 billion, respectively, at June 30, 2015.
There were approximately 177 million common shares outstanding at September 30, 2015. Share repurchases of $59 million (1.2 million shares) under the equity repurchase program, combined with dividends of 21 cents per share, returned 71 percent of third quarter 2015 net income to shareholders. Diluted average shares decreased 2 million to 181 million for the third quarter 2015.
The estimated common equity Tier 1 capital ratio, reflective of transition provisions and excluding accumulated other comprehensive income ("AOCI"), was 10.58 percent at September 30, 2015. Certain deductions and adjustments to regulatory capital began phasing in on January 1, 2015 and will be fully implemented on January 1, 2018. The estimated ratio under fully phased-in Basel III capital rules is largely the same as the transitional ratio. Comerica's tangible common equity ratio was 9.91 percent at September 30, 2015, a decrease of 1 basis point from June 30, 2015.
Full-Year and Fourth Quarter 2015 Outlook
Management expectations for full-year 2015 compared to full-year 2014 have not changed from the previously provided outlook.
For fourth quarter 2015 compared to third quarter 2015, management expects the following, assuming a continuation of the current economic and low-rate environment:

•	Average loans relatively stable, reflecting a seasonal decline in Mortgage Banker Finance, a continued decline in Energy and small increases in other lines of business.

•	Net interest income relatively stable, with a contribution from earning asset growth approximately offset by continued pressure on yields from the low rate environment.

•
Provision for credit losses remains low, with fourth quarter provision at a level similar to the third quarter. Continued negative migration of loans related to energy is possible, which may be offset by lower exposure balances.

•
Noninterest income slightly higher, with growth in card fees, along with fiduciary income and investment banking fees should markets improve. The levels of warrant income, hedge ineffectiveness income and deferred compensation asset losses experienced in the third quarter 2015 are not expected to repeat, but are difficult to predict.

•
Noninterest expenses moderately higher, reflecting seasonal increases in benefits expense, outside processing, marketing and occupancy expenses. The levels of litigation-related expense, share-based compensation and deferred compensation plan expense experienced in the third quarter 2015 are not expected to repeat, but are difficult to predict.

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COMERICA REPORTS THIRD QUARTER 2015 NET INCOME OF $136 MILLION - 6

Business Segments
Comerica's operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank and Wealth Management. The Finance Division is also reported as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at September 30, 2015 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses third quarter 2015 results compared to second quarter 2015.
The following table presents net income (loss) by business segment.

(dollar amounts in millions)	3rd Qtr '15		2nd Qtr '15		3rd Qtr '14
Business Bank	$194	85%	$182	81%	$211	92%
Retail Bank	13	6	18	8	7	3
Wealth Management	21	9	26	11	12	5
	228	100%	226	100%	230	100%
Finance	(93)		(90)		(73)
Other (a)	1		(1)		(3)
Total	$136		$135		$154
(a) Includes items not directly associated with the three major business segments or the Finance Division.
Business Bank

(dollar amounts in millions)	3rd Qtr '15	2nd Qtr '15	3rd Qtr '14
Net interest income (FTE)	$380	$375	$376
Provision for credit losses	30	61	(4)
Noninterest income	145	140	97
Noninterest expenses	202	176	152
Net income	194	182	211

Net loan charge-offs	23	22	(2)

Selected average balances:
Assets	39,210	39,135	37,751
Loans	38,113	38,109	36,746
Deposits	31,397	30,229	28,815

•
Average loans increased $4 million, primarily reflecting increases in Technology and Life Sciences, Commercial Real Estate and Entertainment, largely offset by decreases in Corporate Banking, general Middle Market and Energy.

•
Average deposits increased $1.2 billion, primarily reflecting increases in general Middle Market, Technology and Life Sciences and Corporate Banking, partially offset by a decrease in Commercial Real Estate.

•
Net interest income increased $5 million, primarily reflecting the impact of one additional day in the quarter and an increase in net funds transfer pricing (FTP) credits, largely due to the increase in average deposits, partially offset by lower loan yields.

•
The allowance for loan losses increased $5 million compared to June 30, 2015, primarily due to increases in reserves related to Technology and Life Sciences and energy exposure, partially offset by lower loan balances and improvements in credit quality in the remainder of the portfolio. As a result, the provision for credit losses was $30 million for the third quarter 2015.

•	Noninterest income increased $5 million, primarily due to increases in customer derivative income and warrant-related income, partially offset by a decrease in investment banking fees.

•
Noninterest expenses increased $26 million, primarily reflecting the impact of a net release in litigation reserves in the second quarter 2015, partially offset by a decrease in salaries and benefits expense.

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COMERICA REPORTS THIRD QUARTER 2015 NET INCOME OF $136 MILLION - 7

Retail Bank

(dollar amounts in millions)	3rd Qtr '15	2nd Qtr '15	3rd Qtr '14
Net interest income (FTE)	$158	$155	$153
Provision for credit losses	2	(8)	—
Noninterest income	49	46	42
Noninterest expenses	185	182	185
Net income	13	18	7

Net loan charge-offs	1	1	—

Selected average balances:
Assets	6,518	6,459	6,273
Loans	5,835	5,770	5,605
Deposits	23,079	22,747	22,042

•	Average loans increased $65 million, reflecting increases in Small Business and consumer loans in Retail Banking.

•	Average deposits increased $332 million, primarily reflecting an increase in noninterest-bearing deposits.

•	Net interest income increased $3 million, primarily due to an increase in net FTP credits, largely due to the increase in average deposits and the impact of one additional day in the quarter.

•	The provision for credit losses was $2 million, compared to a negative provision of $8 million in the second quarter 2015.

•	Noninterest income increased $3 million, primarily reflecting an increase in card fees.

•	Noninterest expenses increased $3 million, primarily reflecting increases in occupancy and outside processing expenses.
Wealth Management

(dollar amounts in millions)	3rd Qtr '15	2nd Qtr '15	3rd Qtr '14
Net interest income (FTE)	$45	$45	$45
Provision for credit losses	(3)	(9)	7
Noninterest income	59	60	59
Noninterest expenses	74	74	78
Net income	21	26	12

Net loan charge-offs (recoveries)	(1)	(5)	5

Selected average balances:
Assets	5,228	5,153	4,998
Loans	5,024	4,954	4,808
Deposits	4,188	4,060	3,924

•	Average loans increased $70 million.

•	Average deposits increased $128 million, primarily reflecting increases in money market and checking deposits.

•
Net interest income remained stable quarter over quarter. The benefits from loan and deposit growth and the impact of one additional day in the quarter were offset by lower yields and a decrease in the FTP crediting rate.

•
The provision for credit losses increased $6 million, from a negative provision of $9 million in the second quarter 2015 to a negative provision of $3 million in the third quarter 2015, primarily reflecting lower net recoveries in the third quarter 2015.

•	Noninterest income decreased $1 million, primarily due to lower fiduciary income.

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COMERICA REPORTS THIRD QUARTER 2015 NET INCOME OF $136 MILLION - 8

Geographic Market Segments
Comerica also provides market segment results for three primary geographic markets: Michigan, California and Texas. In addition to the three primary geographic markets, Other Markets is also reported as a market segment. Other Markets includes Florida, Arizona, the International Finance division and businesses that have a significant presence outside of the three primary geographic markets. The tables below present the geographic market results based on the methodologies in effect at September 30, 2015 and are presented on a fully taxable equivalent (FTE) basis.
The following table presents net income (loss) by market segment.

(dollar amounts in millions)	3rd Qtr '15		2nd Qtr '15		3rd Qtr '14
Michigan	$71	31%	$98	44%	$66	29%
California	62	27	71	31	63	27
Texas	36	16	14	6	42	18
Other Markets	59	26	43	19	59	26
	228	100%	226	100%	230	100%
Finance & Other (a)	(92)		(91)		(76)
Total	$136		$135		$154
(a) Includes items not directly associated with the geographic markets.

•
Average loans increased $360 million in California and decreased $257 million in Texas and $67 million in Michigan (primarily general Middle Market). The increase in California was led by Technology and Life Sciences, Entertainment and Private Banking, partially offset by a decrease in general Middle Market. In Texas, average loans decreased in almost all lines of business.

•
Average deposits increased $1.1 billion and $240 million in California and Michigan, respectively, and decreased $206 million in Texas. The increases in California and Michigan reflected increases in almost all lines of business, partially offset by decreases in Commercial Real Estate (in both markets) and Corporate Banking (in Michigan). The decrease in Texas primarily reflected decreases in general Middle Market, Technology and Life Sciences, and Energy, partially offset by an increase in Small Business.

•
Net interest income increased $6 million and $1 million in California and Michigan, respectively, and decreased $1 million in Texas. The increase in California primarily reflected the benefit from an increase in net FTP credits, largely due to the increase in average deposits, and the impact of one additional day in the quarter.

•
The provision for credit losses decreased $33 million in Texas and increased $20 million and $19 million in California and Michigan, respectively. The decrease in Texas primarily reflected a smaller reserve build for Energy in the third quarter 2015, compared to the second quarter 2015. In California, the provision increased primarily as a result of increased reserves for Technology and Life Sciences, while the increase in Michigan was primarily the result of increased provisions in general Middle Market, Retail Banking and Corporate Banking.

•
Noninterest income increased $3 million and $1 million in Texas and California, respectively, and was unchanged in Michigan. The increase in Texas was primarily due to increases in customer derivative income, foreign exchange income and small increases in several categories, partially offset by a decrease in investment banking income.

•
Noninterest expenses increased $24 million in Michigan, primarily reflecting the impact of a net release in litigation reserves in the second quarter 2015, partially offset by small decreases in several categories, and increased $3 million and $2 million in Texas and California, respectively.

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COMERICA REPORTS THIRD QUARTER 2015 NET INCOME OF $136 MILLION - 9

Michigan Market

(dollar amounts in millions)	3rd Qtr '15	2nd Qtr '15	3rd Qtr '14
Net interest income (FTE)	$180	$179	$179
Provision for credit losses	6	(13)	(8)
Noninterest income	85	85	83
Noninterest expenses	152	128	166
Net income	71	98	66

Net loan charge-offs (recoveries)	9	(2)	3

Selected average balances:
Assets	13,856	13,852	13,724
Loans	13,223	13,290	13,248
Deposits	21,946	21,706	21,214
California Market

(dollar amounts in millions)	3rd Qtr '15	2nd Qtr '15	3rd Qtr '14
Net interest income (FTE)	$187	$181	$182
Provision for credit losses	24	4	14
Noninterest income	38	37	37
Noninterest expenses	102	100	102
Net income	62	71	63

Net loan charge-offs	10	6	6

Selected average balances:
Assets	17,060	16,696	15,768
Loans	16,789	16,429	15,509
Deposits	18,372	17,275	16,350
Texas Market

(dollar amounts in millions)	3rd Qtr '15	2nd Qtr '15	3rd Qtr '14
Net interest income (FTE)	$129	$130	$130
Provision for credit losses	10	43	3
Noninterest income	34	31	36
Noninterest expenses	97	94	96
Net income	36	14	42

Net loan charge-offs	4	5	—

Selected average balances:
Assets	11,578	11,878	11,835
Loans	10,997	11,254	11,147
Deposits	10,753	10,959	10,633

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COMERICA REPORTS THIRD QUARTER 2015 NET INCOME OF $136 MILLION - 10

Conference Call and Webcast
Comerica will host a conference call to review third quarter 2015 financial results at 7 a.m. CT Friday, October 16, 2015. Interested parties may access the conference call by calling (877) 523-5249 or (210) 591-1147 (event ID No. 28321461). The call and supplemental financial information can also be accessed via Comerica's "Investor Relations" page at www.comerica.com. A replay of the Webcast can be accessed via Comerica's “Investor Relations” page at www.comerica.com.
Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: The Business Bank, The Retail Bank and Wealth Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.
This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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COMERICA REPORTS THIRD QUARTER 2015 NET INCOME OF $136 MILLION - 11

Forward-looking Statements
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward,” “projects,” “models” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including changes in interest rates; changes in regulation or oversight; Comerica's ability to maintain adequate sources of funding and liquidity; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Comerica's customers, including the energy industry; operational difficulties, failure of technology infrastructure or information security incidents; reliance on other companies to provide certain key components of business infrastructure; factors impacting noninterest expenses which are beyond Comerica's control; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; changes in Comerica's credit rating; unfavorable developments concerning credit quality; the interdependence of financial service companies; the implementation of Comerica's strategies and business initiatives; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; competitive product and pricing pressures among financial institutions within Comerica's markets; changes in customer behavior; any future strategic acquisitions or divestitures; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods; changes in accounting standards and the critical nature of Comerica's accounting policies. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 12 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2014. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Chelsea R. Smith
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in millions, except per share data)	2015	2015	2014	2015	2014
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income	$0.74	$0.73	$0.82	$2.20	$2.35
Cash dividends declared	0.21	0.21	0.20	0.62	0.59

Average diluted shares (in thousands)	180,714	182,422	185,401	181,807	186,064
KEY RATIOS
Return on average common shareholders' equity	7.19%	7.21%	8.29%	7.20%	8.08%
Return on average assets	0.76	0.79	0.93	0.78	0.91
Common equity tier 1 risk-based capital ratio (a) (b)	10.58	10.40	n/a
Tier 1 common risk-based capital ratio (c)	n/a	n/a	10.59
Tier 1 risk-based capital ratio (a) (b)	10.58	10.40	10.59
Total risk-based capital ratio (a) (b)	12.91	12.38	12.83
Leverage ratio (a) (b)	10.29	10.56	10.79
Tangible common equity ratio (c)	9.91	9.92	9.94
AVERAGE BALANCES
Commercial loans	$31,900	$31,788	$30,188	$31,596	$29,487
Real estate construction loans	1,833	1,807	1,973	1,859	1,905
Commercial mortgage loans	8,691	8,672	8,698	8,648	8,739
Lease financing	788	795	823	793	840
International loans	1,401	1,453	1,417	1,455	1,349
Residential mortgage loans	1,882	1,877	1,792	1,872	1,763
Consumer loans	2,477	2,441	2,268	2,432	2,244
Total loans	48,972	48,833	47,159	48,655	46,327

Earning assets	66,191	63,981	61,672	64,561	60,585
Total assets	71,333	68,963	66,398	69,688	65,335

Noninterest-bearing deposits	28,623	27,365	25,275	27,569	24,182
Interest-bearing deposits	30,517	30,033	29,888	30,282	29,599
Total deposits	59,140	57,398	55,163	57,851	53,781

Common shareholders' equity	7,559	7,512	7,411	7,508	7,324
NET INTEREST INCOME (fully taxable equivalent basis)
Net interest income	$423	$422	$415	$1,259	$1,243
Net interest margin	2.54%	2.65%	2.67%	2.61%	2.74%
CREDIT QUALITY
Total nonperforming assets	$381	$370	$357

Loans past due 90 days or more and still accruing	5	18	13

Net loan charge-offs	23	18	3	$49	$24

Allowance for loan losses	622	618	592
Allowance for credit losses on lending-related commitments	48	50	43
Total allowance for credit losses	670	668	635

Allowance for loan losses as a percentage of total loans	1.27%	1.24%	1.24%
Net loan charge-offs as a percentage of average total loans	0.19	0.15	0.03	0.14%	0.07%
Nonperforming assets as a percentage of total loans and foreclosed property	0.78	0.74	0.75
Allowance for loan losses as a percentage of total nonperforming loans	169	171	171

(a)	Basel III rules became effective on January 1, 2015, with transitional provisions. All prior period data is based on Basel I rules.

(b)	September 30, 2015 ratios are estimated.

(c)	See Reconciliation of Non-GAAP Financial Measures.
n/a - not applicable.

CONSOLIDATED BALANCE SHEETS
Comerica Incorporated and Subsidiaries

	September 30,	June 30,	December 31,	September 30,
(in millions, except share data)	2015	2015	2014	2014
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$1,101	$1,148	$1,026	$1,039

Interest-bearing deposits with banks	6,099	4,817	5,045	6,748
Other short-term investments	107	119	99	112

Investment securities available-for-sale	8,749	8,267	8,116	9,468
Investment securities held-to-maturity	1,863	1,952	1,935	—

Commercial loans	31,777	32,723	31,520	30,759
Real estate construction loans	1,874	1,795	1,955	1,992
Commercial mortgage loans	8,787	8,674	8,604	8,603
Lease financing	751	786	805	805
International loans	1,382	1,420	1,496	1,429
Residential mortgage loans	1,880	1,865	1,831	1,797
Consumer loans	2,491	2,478	2,382	2,323
Total loans	48,942	49,741	48,593	47,708
Less allowance for loan losses	(622)	(618)	(594)	(592)
Net loans	48,320	49,123	47,999	47,116

Premises and equipment	541	541	532	524
Accrued income and other assets	4,232	3,978	4,434	3,876
Total assets	$71,012	$69,945	$69,186	$68,883

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$28,697	$28,167	$27,224	$27,490

Money market and interest-bearing checking deposits	23,948	23,786	23,954	23,523
Savings deposits	1,853	1,841	1,752	1,753
Customer certificates of deposit	4,126	4,367	4,421	4,698
Foreign office time deposits	144	99	135	117
Total interest-bearing deposits	30,071	30,093	30,262	30,091
Total deposits	58,768	58,260	57,486	57,581

Short-term borrowings	109	56	116	202
Accrued expenses and other liabilities	1,413	1,265	1,507	1,002
Medium- and long-term debt	3,100	2,841	2,675	2,665
Total liabilities	63,390	62,422	61,784	61,450

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141	1,141
Capital surplus	2,165	2,158	2,188	2,183
Accumulated other comprehensive loss	(345)	(396)	(412)	(317)
Retained earnings	7,007	6,908	6,744	6,631
Less cost of common stock in treasury - 51,010,418 shares at 9/30/15, 49,803,515 shares at 6/30/15, 49,146,225 shares at 12/31/14, and 47,992,721 shares at 9/30/14	(2,346)	(2,288)	(2,259)	(2,205)
Total shareholders' equity	7,622	7,523	7,402	7,433
Total liabilities and shareholders' equity	$71,012	$69,945	$69,186	$68,883

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2015	2014	2015	2014
INTEREST INCOME
Interest and fees on loans	$390	$381	$1,156	$1,142
Interest on investment securities	54	52	160	160
Interest on short-term investments	4	3	11	10
Total interest income	448	436	1,327	1,312
INTEREST EXPENSE
Interest on deposits	11	11	33	33
Interest on medium- and long-term debt	15	11	38	39
Total interest expense	26	22	71	72
Net interest income	422	414	1,256	1,240
Provision for credit losses	26	5	87	25
Net interest income after provision for credit losses	396	409	1,169	1,215
NONINTEREST INCOME
Service charges on deposit accounts	56	54	167	162
Fiduciary income	47	44	142	133
Commercial lending fees	22	26	69	69
Card fees	75	23	214	68
Letter of credit fees	13	14	39	43
Bank-owned life insurance	10	11	29	31
Foreign exchange income	10	9	29	30
Brokerage fees	5	4	13	13
Net securities losses	—	(1)	(2)	—
Other noninterest income	26	31	80	94
Total noninterest income	264	215	780	643
NONINTEREST EXPENSES
Salaries and benefits expense	243	248	747	735
Net occupancy expense	41	46	118	125
Equipment expense	14	14	40	43
Outside processing fee expense	86	31	249	89
Software expense	26	25	73	72
Litigation-related expense	(3)	(2)	(32)	4
FDIC insurance expense	9	9	27	25
Advertising expense	6	5	17	16
Gain on debt redemption	—	(32)	—	(32)
Other noninterest expenses	39	53	117	130
Total noninterest expenses	461	397	1,356	1,207
Income before income taxes	199	227	593	651
Provision for income taxes	63	73	188	207
NET INCOME	136	154	405	444
Less income allocated to participating securities	2	2	5	6
Net income attributable to common shares	$134	$152	$400	$438
Earnings per common share:
Basic	$0.76	$0.85	$2.27	$2.44
Diluted	0.74	0.82	2.20	2.35

Comprehensive income	187	141	472	518

Cash dividends declared on common stock	37	36	110	107
Cash dividends declared per common share	0.21	0.20	0.62	0.59

CONSOLIDATED QUARTERLY STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
Comerica Incorporated and Subsidiaries

	Third	Second	First	Fourth	Third	Third Quarter 2015 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	Second Quarter 2015		Third Quarter 2014
(in millions, except per share data)	2015	2015	2015	2014	2014	Amount	Percent	Amount	Percent
INTEREST INCOME
Interest and fees on loans	$390	$388	$378	$383	$381	$2	—%	$9	2%
Interest on investment securities	54	53	53	51	52	1	2	2	3
Interest on short-term investments	4	3	4	4	3	1	39	1	38
Total interest income	448	444	435	438	436	4	1	12	3
INTEREST EXPENSE
Interest on deposits	11	11	11	12	11	—	—	—	—
Interest on medium- and long-term debt	15	12	11	11	11	3	22	4	27
Total interest expense	26	23	22	23	22	3	12	4	12
Net interest income	422	421	413	415	414	$1	—	$8	2
Provision for credit losses	26	47	14	2	5	(21)	(44)	21	n/m
Net interest income after provision for credit losses	396	374	399	413	409	22	6	(13)	(3)
NONINTEREST INCOME
Service charges on deposit accounts	56	56	55	53	54	—	—	2	4
Fiduciary income	47	48	47	47	44	(1)	(3)	3	5
Commercial lending fees	22	22	25	29	26	—	—	(4)	(13)
Card fees	75	72	67	24	23	3	4	52	n/m
Letter of credit fees	13	13	13	14	14	—	—	(1)	(8)
Bank-owned life insurance	10	10	9	8	11	—	—	(1)	—
Foreign exchange income	10	9	10	10	9	1	10	1	8
Brokerage fees	5	4	4	4	4	1	6	1	20
Net securities losses	—	—	(2)	—	(1)	—	—	1	n/m
Other noninterest income	26	27	27	36	31	(1)	—	(5)	(17)
Total noninterest income	264	261	255	225	215	3	1	49	23
NONINTEREST EXPENSES
Salaries and benefits expense	243	251	253	245	248	(8)	(3)	(5)	(2)
Net occupancy expense	41	39	38	46	46	2	5	(5)	(11)
Equipment expense	14	13	13	14	14	1	4	—	—
Outside processing fee expense	86	86	77	33	31	—	—	55	n/m
Software expense	26	24	23	23	25	2	8	1	4
Litigation-related expense	(3)	(30)	1	—	(2)	27	88	(1)	n/m
FDIC insurance expense	9	9	9	8	9	—	—	—	—
Advertising expense	6	5	6	7	5	1	10	1	8
Gain on debt redemption	—	—	—	—	(32)	—	—	32	n/m
Other noninterest expenses	39	39	39	43	53	—	—	(14)	(25)
Total noninterest expenses	461	436	459	419	397	25	6	64	16
Income before income taxes	199	199	195	219	227	—	—	(28)	(12)
Provision for income taxes	63	64	61	70	73	(1)	(2)	(10)	(14)
NET INCOME	136	135	134	149	154	1	—	(18)	(12)
Less income allocated to participating securities	2	1	2	1	2	1	—	—	—
Net income attributable to common shares	$134	$134	$132	$148	$152	$—	—%	$(18)	(11)%
Earnings per common share:
Basic	$0.76	$0.76	$0.75	$0.83	$0.85	$—	—%	$(0.09)	(11)%
Diluted	0.74	0.73	0.73	0.80	0.82	0.01	1	(0.08)	(10)

Comprehensive income	187	109	176	54	141	78	72	46	33

Cash dividends declared on common stock	37	37	36	36	36	—	—	1	3
Cash dividends declared per common share	0.21	0.21	0.20	0.20	0.20	—	—	0.01	5
n/m - not meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)
Comerica Incorporated and Subsidiaries

	2015			2014
(in millions)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

Balance at beginning of period	$618	$601	$594	$592	$591

Loan charge-offs:
Commercial	30	17	19	8	13
Commercial mortgage	—	2	—	2	7
Lease financing	—	1	—	—	—
International	1	11	2	6	—
Residential mortgage	—	1	—	1	1
Consumer	3	3	2	3	3
Total loan charge-offs	34	35	23	20	24

Recoveries on loans previously charged-off:
Commercial	8	10	9	6	6
Real estate construction	—	1	—	2	1
Commercial mortgage	2	5	3	10	12
Residential mortgage	—	—	1	—	1
Consumer	1	1	2	1	1
Total recoveries	11	17	15	19	21
Net loan charge-offs	23	18	8	1	3
Provision for loan losses	28	35	16	4	4
Foreign currency translation adjustment	(1)	—	(1)	(1)	—
Balance at end of period	$622	$618	$601	$594	$592

Allowance for loan losses as a percentage of total loans	1.27%	1.24%	1.22%	1.22%	1.24%

Net loan charge-offs as a percentage of average total loans	0.19	0.15	0.07	0.01	0.03

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)
Comerica Incorporated and Subsidiaries

	2015			2014
(in millions)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

Balance at beginning of period	$50	$39	$41	$43	$42
Less: Charge-offs on lending-related commitments (a)	—	1	—	—	—
Add: Provision for credit losses on lending-related commitments	(2)	12	(2)	(2)	1
Balance at end of period	$48	$50	$39	$41	$43

Unfunded lending-related commitments sold	$—	$12	$1	$—	$9

(a)	Charge-offs result from the sale of unfunded lending-related commitments.

NONPERFORMING ASSETS (unaudited)
Comerica Incorporated and Subsidiaries

	2015			2014
(in millions)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Business loans:
Commercial	$214	$186	$113	$109	$93
Real estate construction	1	1	1	2	18
Commercial mortgage	66	77	82	95	144
Lease financing	8	11	—	—	—
International	8	9	1	—	—
Total nonaccrual business loans	297	284	197	206	255
Retail loans:
Residential mortgage	31	35	37	36	42
Consumer:
Home equity	28	29	31	30	31
Other consumer	1	1	1	1	1
Total consumer	29	30	32	31	32
Total nonaccrual retail loans	60	65	69	67	74
Total nonaccrual loans	357	349	266	273	329
Reduced-rate loans	12	12	13	17	17
Total nonperforming loans (a)	369	361	279	290	346
Foreclosed property	12	9	9	10	11
Total nonperforming assets (a)	$381	$370	$288	$300	$357

Nonperforming loans as a percentage of total loans	0.75%	0.72%	0.57%	0.60%	0.73%
Nonperforming assets as a percentage of total loans and foreclosed property	0.78	0.74	0.59	0.62	0.75
Allowance for loan losses as a percentage of total nonperforming loans	169	171	216	205	171
Loans past due 90 days or more and still accruing	$5	$18	$12	$5	$13

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$349	$266	$273	$329	$326
Loans transferred to nonaccrual (b)	69	145	39	41	54
Nonaccrual business loan gross charge-offs (c)	(31)	(31)	(21)	(16)	(20)
Loans transferred to accrual status (b)	—	—	(4)	(18)	—
Nonaccrual business loans sold (d)	—	(1)	(2)	(24)	(3)
Payments/Other (e)	(30)	(30)	(19)	(39)	(28)
Nonaccrual loans at end of period	$357	$349	$266	$273	$329
(a) Excludes loans acquired with credit impairment.
(b) Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(c) Analysis of gross loan charge-offs:
Nonaccrual business loans	$31	$31	$21	$16	$20
Consumer and residential mortgage loans	3	4	2	4	4
Total gross loan charge-offs	$34	$35	$23	$20	$24
(d) Analysis of loans sold:
Nonaccrual business loans	$—	$1	$2	$24	$3
Performing criticized loans	—	—	7	5	—
Total criticized loans sold	$—	$1	$9	$29	$3
(e) Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Nine Months Ended
	September 30, 2015			September 30, 2014
	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$31,596	$721	3.05%	$29,487	$689	3.12%
Real estate construction loans	1,859	48	3.44	1,905	49	3.42
Commercial mortgage loans	8,648	220	3.40	8,739	246	3.77
Lease financing	793	19	3.13	840	20	3.23
International loans	1,455	39	3.63	1,349	37	3.64
Residential mortgage loans	1,872	53	3.78	1,763	50	3.81
Consumer loans	2,432	59	3.23	2,244	54	3.21
Total loans (a)	48,655	1,159	3.19	46,327	1,145	3.30

Mortgage-backed securities (b)	9,076	151	2.23	8,976	159	2.36
Other investment securities	950	9	1.18	369	1	0.44
Total investment securities (b)	10,026	160	2.13	9,345	160	2.28

Interest-bearing deposits with banks	5,774	11	0.25	4,803	10	0.25
Other short-term investments	106	—	0.78	110	—	0.60
Total earning assets	64,561	1,330	2.76	60,585	1,315	2.90

Cash and due from banks	1,054			932
Allowance for loan losses	(614)			(602)
Accrued income and other assets	4,687			4,420
Total assets	$69,688			$65,335

Money market and interest-bearing checking deposits	$23,973	20	0.11	$22,571	18	0.11
Savings deposits	1,827	—	0.02	1,734	—	0.03
Customer certificates of deposit	4,359	12	0.37	4,990	13	0.36
Foreign office time deposits	123	1	1.13	304	2	0.68
Total interest-bearing deposits	30,282	33	0.14	29,599	33	0.15

Short-term borrowings	93	—	0.05	209	—	0.03
Medium- and long-term debt	2,843	38	1.80	3,061	39	1.67
Total interest-bearing sources	33,218	71	0.28	32,869	72	0.29

Noninterest-bearing deposits	27,569			24,182
Accrued expenses and other liabilities	1,393			960
Total shareholders' equity	7,508			7,324
Total liabilities and shareholders' equity	$69,688			$65,335

Net interest income/rate spread (FTE)		$1,259	2.48		$1,243	2.61

FTE adjustment		$3			$3

Impact of net noninterest-bearing sources of funds			0.13			0.13
Net interest margin (as a percentage of average earning assets) (FTE) (a)			2.61%			2.74%
(a) Accretion of the purchase discount on the acquired loan portfolio of $6 million and $25 million in the nine months ended September 30, 2015 and 2014, respectively, increased the net interest margin by 1 basis point and 6 basis points in each respective period.
(b) Includes investment securities available-for-sale and investment securities held-to-maturity.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)
Comerica Incorporated and Subsidiaries

	Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$31,900	$244	3.04%	$31,788	$243	3.07%	$30,188	$236	3.11%
Real estate construction loans	1,833	16	3.47	1,807	16	3.51	1,973	17	3.41
Commercial mortgage loans	8,691	74	3.39	8,672	73	3.38	8,698	76	3.45
Lease financing	788	6	3.16	795	6	3.19	823	4	2.33
International loans	1,401	13	3.51	1,453	13	3.68	1,417	13	3.59
Residential mortgage loans	1,882	18	3.79	1,877	18	3.78	1,792	17	3.76
Consumer loans	2,477	20	3.21	2,441	20	3.25	2,268	19	3.24
Total loans (a)	48,972	391	3.17	48,833	389	3.20	47,159	382	3.22

Mortgage-backed securities (b)	9,099	50	2.21	9,057	50	2.23	9,020	52	2.29
Other investment securities	1,133	4	1.26	879	3	1.16	368	—	0.43
Total investment securities (b)	10,232	54	2.11	9,936	53	2.13	9,388	52	2.22

Interest-bearing deposits with banks	6,869	4	0.25	5,110	3	0.25	5,015	3	0.25
Other short-term investments	118	—	0.82	102	—	0.42	110	—	0.54
Total earning assets	66,191	449	2.70	63,981	445	2.79	61,672	437	2.82

Cash and due from banks	1,095			1,041			963
Allowance for loan losses	(628)			(613)			(601)
Accrued income and other assets	4,675			4,554			4,364
Total assets	$71,333			$68,963			$66,398

Money market and interest-bearing checking deposits	$24,298	7	0.11	$23,659	6	0.11	$23,146	6	0.11
Savings deposits	1,860	—	0.02	1,834	—	0.02	1,759	—	0.03
Customer certificates of deposit	4,232	4	0.37	4,422	4	0.37	4,824	4	0.36
Foreign office time deposits	127	—	0.70	118	1	1.26	159	1	1.43
Total interest-bearing deposits	30,517	11	0.14	30,033	11	0.14	29,888	11	0.15

Short-term borrowings	91	—	0.04	78	—	0.04	231	—	0.03
Medium- and long-term debt	3,175	15	1.85	2,661	12	1.83	2,649	11	1.75
Total interest-bearing sources	33,783	26	0.30	32,772	23	0.28	32,768	22	0.28

Noninterest-bearing deposits	28,623			27,365			25,275
Accrued expenses and other liabilities	1,368			1,314			944
Total shareholders' equity	7,559			7,512			7,411
Total liabilities and shareholders' equity	$71,333			$68,963			$66,398

Net interest income/rate spread (FTE)		$423	2.40		$422	2.51		$415	2.54

FTE adjustment		$1			$1			$1

Impact of net noninterest-bearing sources of funds			0.14			0.14			0.13
Net interest margin (as a percentage of average earning assets) (FTE) (a)			2.54%			2.65%			2.67%
(a) Accretion of the purchase discount on the acquired loan portfolio of $2 million, $2 million and $3 million in the third quarter 2015, the second quarter 2015 and the third quarter 2014, respectively, increased the net interest margin by 1 basis point, 1 basis point and 2 basis points in each respective period.
(b) Includes investment securities available-for-sale and investment securities held-to-maturity.

CONSOLIDATED STATISTICAL DATA (unaudited)
Comerica Incorporated and Subsidiaries

	September 30,	June 30,	March 31,	December 31,	September 30,
(in millions, except per share data)	2015	2015	2015	2014	2014

Commercial loans:
Floor plan	$3,538	$3,840	$3,544	$3,790	$3,183
Other	28,239	28,883	28,547	27,730	27,576
Total commercial loans	31,777	32,723	32,091	31,520	30,759
Real estate construction loans	1,874	1,795	1,917	1,955	1,992
Commercial mortgage loans	8,787	8,674	8,558	8,604	8,603
Lease financing	751	786	792	805	805
International loans	1,382	1,420	1,433	1,496	1,429
Residential mortgage loans	1,880	1,865	1,859	1,831	1,797
Consumer loans:
Home equity	1,714	1,682	1,678	1,658	1,634
Other consumer	777	796	744	724	689
Total consumer loans	2,491	2,478	2,422	2,382	2,323
Total loans	$48,942	$49,741	$49,072	$48,593	$47,708

Goodwill	$635	$635	$635	$635	$635
Core deposit intangible	10	11	12	13	14
Other intangibles	4	4	3	2	1

Common equity tier 1 capital (a) (b)	7,327	7,280	7,230	n/a	n/a
Tier 1 common capital (c)	n/a	n/a	n/a	7,169	7,105
Risk-weighted assets (a) (b)	69,232	69,967	69,514	68,273	67,106

Common equity tier 1 risk-based capital ratio (a) (b)	10.58%	10.40%	10.40%	n/a	n/a
Tier 1 common risk-based capital ratio (c)	n/a	n/a	n/a	10.50%	10.59%
Tier 1 risk-based capital ratio (a) (b)	10.58	10.40	10.40	10.50	10.59
Total risk-based capital ratio (a) (b)	12.91	12.38	12.35	12.51	12.83
Leverage ratio (a) (b)	10.29	10.56	10.53	10.35	10.79
Tangible common equity ratio (c)	9.91	9.92	9.97	9.85	9.94

Common shareholders' equity per share of common stock	$43.02	$42.18	$42.12	$41.35	$41.26
Tangible common equity per share of common stock (c)	39.36	38.53	38.47	37.72	37.65
Market value per share for the quarter:
High	52.93	53.45	47.94	50.14	52.72
Low	40.01	44.38	40.09	42.73	48.33
Close	41.10	51.32	45.13	46.84	49.86

Quarterly ratios:
Return on average common shareholders' equity	7.19%	7.21%	7.20%	7.96%	8.29%
Return on average assets	0.76	0.79	0.78	0.86	0.93
Efficiency ratio (d)	67.08	63.68	68.50	65.26	62.87

Number of banking centers	477	477	482	481	481

Number of employees - full time equivalent	8,941	8,901	8,831	8,876	8,913

(a)	Basel III rules became effective January 1, 2015, with transitional provisions. All prior period data is based on Basel I rules.

(b)	September 30, 2015 amounts and ratios are estimated.

(c)	See Reconciliation of Non-GAAP Financial Measures.

(d)	Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains (losses).
n/a - not applicable.

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)
Comerica Incorporated

	September 30,	December 31,	September 30,
(in millions, except share data)	2015	2014	2014

ASSETS
Cash and due from subsidiary bank	$5	$—	$5
Short-term investments with subsidiary bank	563	1,133	1,136
Other short-term investments	89	94	97
Investment in subsidiaries, principally banks	7,596	7,411	7,433
Premises and equipment	2	2	2
Other assets	138	138	130
Total assets	$8,393	$8,778	$8,803

LIABILITIES AND SHAREHOLDERS' EQUITY
Medium- and long-term debt	$618	$1,208	$1,198
Other liabilities	153	168	172
Total liabilities	771	1,376	1,370

Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 228,164,824 shares	1,141	1,141	1,141
Capital surplus	2,165	2,188	2,183
Accumulated other comprehensive loss	(345)	(412)	(317)
Retained earnings	7,007	6,744	6,631
Less cost of common stock in treasury - 51,010,418 shares at 9/30/15, 49,146,225 shares at 12/31/14 and 47,992,721 shares at 9/30/14	(2,346)	(2,259)	(2,205)
Total shareholders' equity	7,622	7,402	7,433
Total liabilities and shareholders' equity	$8,393	$8,778	$8,803

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (unaudited)
Comerica Incorporated and Subsidiaries

				Accumulated
	Common Stock			Other			Total
	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders'
(in millions, except per share data)	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT DECEMBER 31, 2013	182.3	$1,141	$2,179	$(391)	$6,318	$(2,097)	$7,150
Net income	—	—	—	—	444	—	444
Other comprehensive income, net of tax	—	—	—	74	—	—	74
Cash dividends declared on common stock ($0.59 per share)	—	—	—	—	(107)	—	(107)
Purchase of common stock	(4.1)	—	—	—	—	(200)	(200)
Net issuance of common stock under employee stock plans	2.0	—	(26)	—	(24)	91	41
Share-based compensation	—	—	31	—	—	—	31
Other	—	—	(1)	—	—	1	—
BALANCE AT SEPTEMBER 30, 2014	180.2	$1,141	$2,183	$(317)	$6,631	$(2,205)	$7,433

BALANCE AT DECEMBER 31, 2014	179.0	$1,141	$2,188	$(412)	$6,744	$(2,259)	$7,402
Net income	—	—	—	—	405	—	405
Other comprehensive income, net of tax	—	—	—	67	—	—	67
Cash dividends declared on common stock ($0.62 per share)	—	—	—	—	(110)	—	(110)
Purchase of common stock	(3.8)	—	—	—	—	(175)	(175)
Purchase and retirement of warrants	—	—	(10)	—	—	—	(10)
Net issuance of common stock under employee stock plans	1.0	—	(21)	—	(10)	45	14
Net issuance of common stock for warrants	1.0	—	(21)	—	(22)	43	—
Share-based compensation	—	—	29	—	—	—	29
BALANCE AT SEPTEMBER 30, 2015	177.2	$1,141	$2,165	$(345)	$7,007	$(2,346)	$7,622

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)	Business	Retail	Wealth
Three Months Ended September 30, 2015	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$380	$158	$45	$(162)	$2	$423
Provision for credit losses	30	2	(3)	—	(3)	26
Noninterest income	145	49	59	15	(4)	264
Noninterest expenses	202	185	74	2	(2)	461
Provision (benefit) for income taxes (FTE)	99	7	12	(56)	2	64
Net income (loss)	$194	$13	$21	$(93)	$1	$136
Net loan charge-offs (recoveries)	$23	$1	$(1)	$—	$—	$23

Selected average balances:
Assets	$39,210	$6,518	$5,228	$12,177	$8,200	$71,333
Loans	38,113	5,835	5,024	—	—	48,972
Deposits	31,397	23,079	4,188	212	264	59,140

Statistical data:
Return on average assets (a)	1.98%	0.23%	1.62%	N/M	N/M	0.76%
Efficiency ratio (b)	38.41	89.33	71.11	N/M	N/M	67.08

	Business	Retail	Wealth
Three Months Ended June 30, 2015	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$375	$155	$45	$(155)	$2	$422
Provision for credit losses	61	(8)	(9)	—	3	47
Noninterest income	140	46	60	14	1	261
Noninterest expenses	176	182	74	3	1	436
Provision (benefit) for income taxes (FTE)	96	9	14	(54)	—	65
Net income (loss)	$182	$18	$26	$(90)	$(1)	$135
Net loan charge-offs (recoveries)	$22	$1	$(5)	$—	$—	$18

Selected average balances:
Assets	$39,135	$6,459	$5,153	$11,721	$6,495	$68,963
Loans	38,109	5,770	4,954	—	—	48,833
Deposits	30,229	22,747	4,060	93	269	57,398

Statistical data:
Return on average assets (a)	1.87%	0.30%	2.01%	N/M	N/M	0.79%
Efficiency ratio (b)	34.19	89.88	70.27	N/M	N/M	63.68

	Business	Retail	Wealth
Three Months Ended September 30, 2014	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$376	$153	$45	$(166)	7	$415
Provision for credit losses	(4)	—	7	—	2	5
Noninterest income	97	42	59	15	2	215
Noninterest expenses	152	185	78	(29)	11	397
Provision (benefit) for income taxes (FTE)	114	3	7	(49)	(1)	74
Net income (loss)	$211	$7	$12	$(73)	$(3)	$154
Net loan charge-offs (recoveries)	$(2)	$—	$5	$—	$—	$3

Selected average balances:
Assets	$37,751	$6,273	$4,998	$11,023	$6,353	$66,398
Loans	36,746	5,605	4,808	—	—	47,159
Deposits	28,815	22,042	3,924	128	254	55,163

Statistical data:
Return on average assets (a)	2.24%	0.12%	0.98%	N/M	N/M	0.93%
Efficiency ratio (b)	32.12	94.64	75.00	N/M	N/M	62.87
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)
Comerica Incorporated and Subsidiaries

(dollar amounts in millions)				Other	Finance
Three Months Ended September 30, 2015	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$180	$187	$129	$87	$(160)	$423
Provision for credit losses	6	24	10	(11)	(3)	26
Noninterest income	85	38	34	96	11	264
Noninterest expenses	152	102	97	110	—	461
Provision (benefit) for income taxes (FTE)	36	37	20	25	(54)	64
Net income (loss)	$71	$62	$36	$59	$(92)	$136
Net loan charge-offs	$9	$10	$4	$—	$—	$23

Selected average balances:
Assets	$13,856	$17,060	$11,578	$8,462	$20,377	$71,333
Loans	13,223	16,789	10,997	7,963	—	48,972
Deposits	21,946	18,372	10,753	7,593	476	59,140

Statistical data:
Return on average assets (a)	1.23%	1.27%	1.16%	2.82%	N/M	0.76%
Efficiency ratio (b)	57.49	45.28	59.54	59.86	N/M	67.08

				Other	Finance
Three Months Ended June 30, 2015	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$179	$181	$130	$85	$(153)	$422
Provision for credit losses	(13)	4	43	10	3	47
Noninterest income	85	37	31	93	15	261
Noninterest expenses	128	100	94	110	4	436
Provision (benefit) for income taxes (FTE)	51	43	10	15	(54)	65
Net income (loss)	$98	$71	$14	$43	$(91)	$135
Net loan charge-offs (recoveries)	$(2)	$6	$5	$9	$—	$18

Selected average balances:
Assets	$13,852	$16,696	$11,878	$8,321	$18,216	$68,963
Loans	13,290	16,429	11,254	7,860	—	48,833
Deposits	21,706	17,275	10,959	7,096	362	57,398

Statistical data:
Return on average assets (a)	1.73%	1.54%	0.46%	2.05%	N/M	0.79%
Efficiency ratio (b)	48.21	46.04	58.20	61.45	N/M	63.68

				Other	Finance
Three Months Ended September 30, 2014	Michigan	California	Texas	Markets	& Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$179	$182	$130	$83	$(159)	$415
Provision for credit losses	(8)	14	3	(6)	2	5
Noninterest income	83	37	36	42	17	215
Noninterest expenses	166	102	96	51	(18)	397
Provision (benefit) for income taxes (FTE)	38	40	25	21	(50)	74
Net income (loss)	$66	$63	$42	$59	$(76)	$154
Net loan charge-offs (recoveries)	$3	$6	$—	$(6)	$—	$3

Selected average balances:
Assets	$13,724	$15,768	$11,835	$7,695	$17,376	$66,398
Loans	13,248	15,509	11,147	7,255	—	47,159
Deposits	21,214	16,350	10,633	6,584	382	55,163

Statistical data:
Return on average assets (a)	1.19%	1.47%	1.40%	3.07%	N/M	0.93%
Efficiency ratio (b)	62.91	46.49	57.91	41.46	N/M	62.87
(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.
(b) Noninterest expenses as a percentage of the sum of net interest income (FTE) and noninterest income excluding net securities gains.
FTE - Fully Taxable Equivalent
N/M - Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)
Comerica Incorporated and Subsidiaries

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollar amounts in millions)	2015	2015	2015	2014	2014

Tier 1 Common Capital Ratio:
Tier 1 and Tier 1 common capital (a)	n/a	n/a	n/a	$7,169	$7,105

Risk-weighted assets (a)	n/a	n/a	n/a	68,269	67,102

Tier 1 and Tier 1 common risk-based capital ratio	n/a	n/a	n/a	10.50%	10.59%

Tangible Common Equity Ratio:
Common shareholders' equity	$7,622	$7,523	$7,500	$7,402	$7,433
Less:
Goodwill	635	635	635	635	635
Other intangible assets	14	15	15	15	15
Tangible common equity	$6,973	$6,873	$6,850	$6,752	$6,783

Total assets	$71,012	$69,945	$69,333	$69,186	$68,883
Less:
Goodwill	635	635	635	635	635
Other intangible assets	14	15	15	15	15
Tangible assets	$70,363	$69,295	$68,683	$68,536	$68,233

Common equity ratio	10.73%	10.76%	10.82%	10.70%	10.79%
Tangible common equity ratio	9.91	9.92	9.97	9.85	9.94

Tangible Common Equity per Share of Common Stock:
Common shareholders' equity	$7,622	$7,523	$7,500	$7,402	$7,433
Tangible common equity	6,973	6,873	6,850	6,752	6,783

Shares of common stock outstanding (in millions)	177	178	178	179	180

Common shareholders' equity per share of common stock	$43.02	$42.18	$42.12	$41.35	$41.26
Tangible common equity per share of common stock	39.36	38.53	38.47	37.72	37.65
(a) Tier 1 capital and risk-weighted assets as defined by Basel I risk-based capital rules.
n/a - not applicable.

The Tier 1 common capital ratio removes preferred stock and qualifying trust preferred securities from Tier 1 capital as defined by and calculated in conformity with Basel I risk-based capital rules in effect through December 31, 2014. Effective January 1, 2015, regulatory capital components and risk-weighted assets are defined by and calculated in conformity with Basel III risk-based capital rules. The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets. Tangible common equity per share of common stock removes the effect of intangible assets from common shareholders equity per share of common stock. Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.